ROFIN-SINAR REPORTS RESULTS FOR FIRST QUARTER FISCAL 1998; SALES OF $28 MILLION AND NET INCOME OF $2 MILLION.

Hamburg, Germany/Plymouth MI, February 10, 1998, -- Rofin-Sinar Technologies, Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser beam sources, today announced results for its fiscal first quarter ended December 31, 1997.


FINANCIAL HIGHLIGHTS
(in thousands, except per share data)

                                      Three months ended
                                 -----------------------------   --------
                                 12 / 31 / 97     12 / 31 / 96   % Change
                                 ------------     ------------   --------
Net Sales                         $  28,212        $  34,034        -17%
Net Income                        $   2,037        $   2,678        -24%
Earnings Per Share
    Diluted Basis                 $    0.18        $    0.23        -22%


The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 11.6 million for the fiscal quarters ending December 31, 1997 and 1996, respectively.

Dr. Peter Wirth, Chairman and CEO commented, "In the first quarter, we were able to increase our net profit in percentage of sales above last year's average. This quarter was influenced by fewer shipments to the automotive industry but high marker sales, whereas the comparable first quarter in fiscal 1997 was an especially strong one characterized by a substantial shipment of multiple units to a single automotive supplier. With the strategic investment in the low power CO2-laser products realized through the purchase of the assets of Palomar Technologies UK Ltd., in January 1998, the Company will soon become a full line manufacturer of industrial CO2-lasers."

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FINANCIAL REVIEW

For the first quarter ended December 31, 1997, net sales totaled $28.2 million, 17% below the revenues in the comparable quarter of fiscal 1997.
The strengthening of the US dollar in relation to European and Japanese currencies had a negative impact of $2.8 million, or 10%, on net sales. Gross profit improved to 39.1% of net sales versus 35.6% in the comparable period, due mainly to the higher proportion of laser marker sales in the semiconductor industry. Net income of $2.0 million, or 7.2% of sales, was 24% lower than in the corresponding prior year period which was the most profitable quarter in the Company's history. Diluted earnings per share equaled $0.18 for the quarter.

Laser products for cutting and welding applications accounted for 67% of net sales in the first quarter of fiscal 1998 versus 33% for laser products for marking applications, a strong shift from the total fiscal year 1997 split of 72% versus 28%.

North America, historically the Company's largest single market, had net sales of $7.9 million versus $12.2 million in first quarter 1997, a decline to 28% of net sales from 36% in the comparable period. In Europe/Asia, net sales totaled $20.3 million compared to $21.8 million in the comparable period in 1997, caused mainly by the translation of foreign currency denominated sales into a strong US dollar. In the first quarter of 1998, sales increased 6% versus the previous year's quarter when calculated on a constant exchange rate basis.

R&D net spending was $2.5 million, or 9.0% of net sales, compared to $2.2 million, or 6.3% of net sales, in the first quarter of fiscal 1997. Governmental grants totaled $0.2 million this quarter versus $0.5 million in the comparable prior year period.

Order entry was $30.0 million and resulted in an order backlog on December 31, 1997 of $30.9 million, an increase of $1.8 million from September 30,1997, due mainly to the increase in marking division activity.

Headquartered in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies, Inc. designs, develops, engineers and manufactures industrial laser products for cutting, welding and marking a wide range of materials. With production facilities in the US, Germany and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 5,000 laser units installed worldwide and serves more than 1,500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI. Additional information is available on Rofin-Sinar's home page: http://www.rofin-sinar.com.

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                      ROFIN-SINAR TECHNOLOGIES, INC.
                   CONSOLIDATED STATEMENTS OF EARNINGS
                  (in thousands, except per share data)


                                             Three months ended   Year ended
                                                (unaudited)       (audited)
                                             -------------------   --------
                                             12/31/97   12/31/96    9/30/97
                                             --------   --------   --------
- Cutting/Welding                            $ 18,995   $ 25,400   $ 93,452
- Marking                                       9,217      8,634     35,941

Net Sales                                      28,212     34,034    129,393
Costs of goods sold                            17,190     21,921     82,982
                                             --------   --------   --------

Gross profit                                   11,022     12,113     46,411

Selling, general and administrative expenses    5,420      5,883     22,101
Special charge                                      0          0      1,350
Research and development expenses               2,529      2,156      9,727
                                             --------   --------   --------
Income from operations                          3,073      4,074     13,233
Net interest expense (income)                    (299)      (174)      (854)
Other expense (income)                            (84)       (96)      (625)
                                             --------   --------   --------

Income before income taxes                      3,456      4,344     14,712
Income tax expense                              1,419      1,666      5,758
                                             --------   --------   --------
Net income                                      2,037      2,678      8,954
                                             ========   ========   ========

Net income per common share
   "diluted" basis                             $ 0.18     $ 0.23     $ 0.77


The diluted earnings per share is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 11.6 million for the quarters ended December 31, 1997 and 1996, and for the year ended September 30, 1997, respectively.

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                      ROFIN-SINAR TECHNOLOGIES, INC.
                       CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                    (unaudited)   (audited)
                                                         At           At
                                                      12/31/97     9/30/97
                                                    -----------  -----------
ASSETS
    Cash and cash equivalents                         $ 39,439     $ 40,743
    Trade accounts receivable, net                      29,939       27,148
    Inventories net                                     28,681       28,731
    Other current assets                                 4,389        5,345
                                                    -----------  -----------
        Total current assets                           102,448      101,967

    Net Property and equipment                          21,706       22,118
    Other non-current assets                             7,931        8,104
    Total non-current assets                            29,637       30,222
                                                    -----------  -----------
        Total assets                                 $ 132,085    $ 132,189
                                                    -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
    Short-term debt                                   $ 15,988     $ 18,569
    Accounts payable, trade                              6,352        5,837
    Other current liabilities                           19,406       22,554
                                                    -----------  -----------
        Total current liabilities                       41,746       46,960

    Long-term debt                                       3,348            0
    Other non-current liabilities                        3,531        3,303
                                                    -----------  -----------
        Total liabilities                               48,625       50,263

        Net stockholders' equity                        83,460       81,926
                                                    -----------  -----------
        Total liabilities and stockholders' equity   $ 132,085    $ 132,189
                                                    -----------  -----------

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements. These forward looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.

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